UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nikola Chairman Steve Girsky to Discuss Importance of Voting on Upcoming Investor Update June 24 at 12:00 p.m. ET

Will Address Frequently Asked Questions About 2022 Annual Stockholder Meeting

•Update will be Friday, June 24 at 12:00 p.m. ET via webcast at https://www.webcast-eqs.com/nikola20220624/en
•Stockholders encouraged to participate and learn about Proposal 2 and to vote ASAP
•Stockholders can vote at any time by calling (855) 935-2562, if in North America, or 1-(207) 607-7123, if international

PHOENIX – June 23, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, announced today that its Chairman, Steve Girsky, will speak to investors Friday, June 24 at 12:00 p.m. Eastern Time about the significance of voting FOR Proposal 2 at Nikola’s upcoming annual stockholder meeting.

In addition, Mr. Girsky will provide voting instructions and answer frequently asked questions from stockholders about the voting process. The 2022 Annual Meeting of Stockholders is scheduled for June 30, 2022, at 9:00 a.m. Pacific Time. Stockholders must vote before the deadline at 11:59 p.m. Eastern Time on June 29, 2022, to ensure their votes are counted.

The investor update can be found at https://www.webcast-eqs.com/nikola20220624/en. Nikola encourages all stockholders to watch and to vote now “FOR” Proposal 2, which would allow Nikola to increase the number of shares of the Company’s common stock.

To vote by phone, stockholders should call Alliance Advisors at (855) 935-2562 if they live in North America. International holders should call 1-(207) 607-7123.

To vote online, if stockholders hold shares in “street name,” they should follow the instructions shared by their broker, bank, or other nominee. The website to vote is www.proxyvote.com. Robinhood holders should vote their shares at www.proxypush.com.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960